EXHIBIT (12)

ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

March 26, 2012

HighMark Large Cap Value Fund
c/o HighMark Funds
350 California Street
San Francisco, CA 94104

HighMark Value Momentum Fund
c/o HighMark Funds
350 California Street
San Francisco, CA 94104

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated March 1, 2012 by HighMark Funds, a Massachusetts business trust (the “Trust”), on behalf of each of HighMark Large Cap Value Fund (“Target Fund”) and HighMark Value Momentum Fund (“Acquiring Fund”), each a segregated portfolio of assets (“series”) of the Trust, and, for purposes of Sections 9.2 and 10.2 of the Agreement, HighMark Capital Management, Inc. (“HighMark Capital”).  The Agreement describes a proposed transaction (the “Reorganization”) to occur as of the date of this letter (the “Closing Date”), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund.  This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.3 of the Agreement.  Capitalized terms not defined herein are used herein as defined in the Agreement.

Target Fund is a series of the Trust, which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.  Shares of Target Fund are redeemable at net asset value at each shareholder’s option.  Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”).

Acquiring Fund is also a series of the Trust.  Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option.  Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

HighMark Large Cap Value Fund	March 26, 2012
HighMark Value Momentum Fund

For purposes of this opinion, we have considered the Agreement and such other items as we have deemed necessary to render this opinion.  In addition, each of Target Fund and Acquiring Fund has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each of Target Fund and Acquiring Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents.  We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on and subject to the foregoing and subject to the final paragraphs hereof, we are of the opinion that, although the matter is not free from doubt, for U.S. federal income tax purposes:

(i)
The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii)
Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(iii)
Under Section 362(b) of the Code, Acquiring Fund's tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as Target Fund's tax basis immediately prior to the transfer;

(iv)	Under Section 1223(2) of the Code, Acquiring Fund's holding periods for the assets it receives from Target Fund in the Reorganization will include Target Fund's holding periods for those assets;

(v)
Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

(vi)	Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

HighMark Large Cap Value Fund	March 26, 2012
HighMark Value Momentum Fund

(vii)
Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares a Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor;

(viii)
Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for the Acquiring Fund Shares received in the Reorganization will be determined by including the shareholder's holding period for the Target Fund shares exchanged therefor, provided that the shareholder held those Target Fund shares as capital assets; and

(ix)
Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction.

In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (“IRS”).  In that ruling, the IRS held that the so-called “continuity of business enterprise” requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds.  Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds.  We believe that the IRS’s conclusion in this ruling has always been questionable.  In addition, a series of private letter rulings issued in July 2005 and subsequent private letter rulings (that indicate the IRS's view on these issues but on which, as a matter of law, we are not permitted to rely under Code Section 6110(k)(3)) suggest that the IRS’s position on this issue is evolving:  in each of these rulings, the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement.  However, even if the IRS’s 1987 revenue ruling were a correct statement of law, the facts of the Reorganization would be distinguishable from those in the ruling.

We believe that Acquiring Fund will continue Target Fund's historic business, within the meaning of Treas. Reg. § 1.368-1(d), as an open-end management investment company that seeks long-term capital growth by investing in the stocks of U.S. companies that are believed to be undervalued.  Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be in the normal course of operations (which include redemptions) and fully consistent with Acquiring Fund’s investment objectives and strategies, including those objectives and strategies it shares with Target Fund, and all proceeds generated by such dispositions not distributed, including in redemption, will be reinvested in a manner fully consistent with such policies.  Based upon all the facts and circumstances including those recited above, we are of the opinion that Acquiring Fund will continue the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that, as a result, the continuity of business enterprise doctrine is fulfilled.  We call to your attention the fact that there is no case law, and Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling), dealing specifically with the application of the “continuity of business enterprise” requirement to a reorganization involving two or more investment companies.

No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.  Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion.  The legal authorities on which this opinion is based may be changed at any time.  Any such changes may be retroactively applied and could modify the opinions expressed above.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM
April 13, 2012	Alexandra Oprescu T+1 415 315 2334 F+1 415 315 4870 alexandra.oprescu@ropesgray.com

VIA EDGAR

Filing Desk
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	HighMark Funds (Registration No. 333-178555): Post-Effective Amendment No. 1

Dear Sir or Madam:

On behalf of HighMark Funds (the “Trust”), a registered open-end management investment company, and pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended (the "1933 Act"), accompanying this letter for filing is a conformed copy of Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form N-14 (the "Registration Statement").

There have been no changes to the prospectus/proxy statement or statement of additional information as filed with the Trust’s Registration Statement on Form N-14 (File No. 333-178555), as filed with the Commission on December 16, 2011 and as supplemented January 26, 2012.

Ropes & Gray LLP has assisted the Trust in the preparation of the Amendment, and the Amendment does not include any disclosures relating to the Trust that would, in our view, render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act.

Please call me at (415) 315-2334 if you have any questions regarding this filing.

Sincerely,

/s/ Alexandra Oprescu
Alexandra Oprescu